Exhibit 10.15

Form of

BANK OF FLORIDA – TAMPA BAY

ACQUISITION AGREEMENT

This Acquisition Agreement (“Agreement”) is made this              day of                     , 2004 (“Effective Date”), by and between Bancshares of Florida, Inc. (“Bancshares”) and the undersigned founding directors (each a “Founding Director” and collectively, the “Founding Directors”) of Bank of Florida – Tampa Bay (In Organization) (“Bank”).

WHEREAS, on April 8, 2004, Hillsborough Financial, Inc., a Florida corporation (“Hillsborough”), Bancshares and certain members of the Founding Directors entered into an Option Agreement;

WHEREAS, Hillsborough, Bancshares and the Founding Directors desire to amend and restate the Option Agreement, dated April 8, 2004 and replace the same with this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, Hillsborough, Bancshares and each of the Founding Directors hereby agree as follows:

1. Cancellation of Stock Option Agreement and Renaming. The Stock Option Agreement dated as of August 14, 2003, by and between Hillsborough and Bancshares and the Option Agreement dated April 8, 2004, are hereby cancelled upon the effectiveness of this Agreement, with both parties being relieved of their duties thereunder.

2. Formation of the Bank. The Founding Directors have established an organizational account for the Bank with Bank of Florida, N.A. with the organizational account being property of the Bank and, therefore, under the control and direction of the Founding Directors. Notwithstanding anything to the contrary under applicable law, including, without limitation, Section 655.83, Florida Statutes, Bancshares, Bank of Florida, N.A. and any of their respective affiliates, subsidiaries, and branches each specifically waive their respective rights, if any, at any time, to setoff, attempt to setoff, recoup, attempt to recoup, appropriate, chargeback, freeze, debit, or otherwise place a lien or hold upon any deposits (general or special, time or demand) at any time held by Bank of Florida, N.A., its affiliates, subsidiaries, or branches, which arise specifically due to Bank of Florida, N.A.’s being the depository institution for the Bank’s organizational account. In the event of a conflict between the terms of this Agreement and any other document establishing or otherwise governing the organizational account, the provisions of this Agreement shall control. The Founding Directors shall have the obligation to loan to the Bank, as reflected by a promissory note or notes (as may be amended from time to time), such amounts as are necessary to fund the organization of the Bank. Such funds shall be placed in the organizational account. The Founding Directors, with Bancshares’ assistance, shall take all necessary and proper steps to complete the chartering process for the Bank.

Upon Bancshares’ exercise of the option described in Section 3 herein, Bancshares shall then be obligated to purchase the to-be-issued Bank common stock to capitalize the Bank, upon compliance with the conditions contained in the approvals of the Bank’s Application for Authority to Organize a Bank filed with the Florida Department of Financial Services on January 28, 2004 and the Interagency Charter and Federal Deposit Insurance Application filed with the Federal Deposit Insurance Corporation on March 11, 2004 (collectively, the “Regulatory Applications”) and receipt of an accounting of the receipts and disbursements from the organizational account. It is Bancshares, the Bank’s, and the Founding Directors intent and desire that a total of 800,000 to 1,000,000 shares of Bank stock will be issued, sold to and purchased by Bancshares prior to the Bank opening for business, at a cost of $10.00 per share, provided that any such amount complies with applicable state and federal laws, rules and regulations and the conditions contained in the approvals of the Regulatory Applications.

3. Grant of Option to Acquire Bank. From the date of this Agreement until the earlier of: (i) the date of the closing of Bancshares’ next public equity financing, a portion of the proceeds of which shall be designated to acquire 100% of the to-be-issued Bank stock; or (ii) November 30, 2004, Bancshares shall have the option to acquire from the Founding Directors all rights to and title in the Bank, including the Regulatory Applications. Upon the exercise of this option, Bancshares shall be obligated to pay to the Founding Directors the aggregate sum of $300,000 (“Acquisition Consideration”) within seven (7) days following the closing of offering. The Acquisition Consideration will be allocated to each of the Founding Directors pursuant to the schedule attached hereto and incorporated as Exhibit A. Should Bancshares not exercise its option prior to the earlier of the events described in Section 3(i) or 3(ii), Bancshares’ option as described in this Agreement shall expire unless extended in writing by the mutual consent of the Founding Directors and Bancshares. In the event that the option expires, the parties shall promptly comply with the terms of Section 5 of this Agreement.

4. Grant of Warrants to Purchase Bancshares Common Stock. In connection with the Founding Directors’ purchase of Bancshares common stock in the offering described in Section 3 hereof, each Founding Director (provided that, at the time of such offering, he or she is still serving as a Founding Director of the Bank) will also be awarded warrants to purchase Bancshares common stock. For every two shares purchased, each Founding Director will be awarded a warrant to purchase one share of Bancshares common stock (provided, however, that any fractional shares shall be rounded down to the next smallest whole share). The total value of Bancshares common stock to be issued pursuant to the warrants shall not exceed $1,066,666. Twenty percent of the warrants issued to each Founding Director will become exercisable on the date that the Bank opens for business and twenty percent will become exercisable on each of the four succeeding anniversaries of the date the Bank opens for business. All of the warrants will expire five years from the date the Bank opens for business. The warrants will have an exercise price equal to the offering price in the offering described in Section 3 hereof. Bancshares may call the warrants if it or any of its subsidiaries is the subject of a formal capital call by a governmental regulatory agency. The warrants and underlying shares of common stock shall be registered under the Securities Act of 1933 pursuant to a Registration Statement on Form SB-2. The warrants shall be in the form attached hereto and incorporated herein as Exhibit B.

5. Effect of Non-Exercise. Should Bancshares’ option to acquire from the Founding Directors all rights to and title in the Bank as described in this Agreement expire without Bancshares exercising such right:

(a)	Michael L. McMullan and Martin P. Mahan shall, within five business days, withdraw as Bank organizers and directors and provide the requisite notices of such withdrawal to the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation, all in accordance with all applicable laws, rules and regulations;

(b)	Banchsares shall promptly take all steps necessary to cause that certain Lease Agreement effective as of November 19, 2003, by and between AP Southeast Portfolio Partners, L.P. and Bancshares (“Lease”) to be assigned to the Bank, the Founding Directors, or a third party designated by the Founding Directors;

(c)	Bancshares shall promptly take all actions necessary to transfer, assign and convey any rights that they or any other interested or necessary parties may have in connection with the organization of the Bank to the Bank, the Founding Directors, or a third party designated by the Founding Directors, including any ownership rights or interests that Bancshares may have in Hillsborough, if any, or the Bank;

(d)	Bancshares shall promptly take all actions necessary to preserve the rights of the Founding Directors in and to all Regulatory Applications and related documents, and to transfer, assign and convey to the Bank, the Founding Directors, or a third party designated by the Founding Directors any and all rights, title and interest in and to all Regulatory Applications and related documents pertaining to the Founding Directors, the Bank and Hillsborough;

(e)	Bancshares shall promptly notify all third parties that it or any of its officers corresponded with in regard to the Bank of the actions described in this Section 5;

(f)	Bancshares shall promptly provide to the Bank (attention Roy N. Hellwege), copies of all correspondence, memoranda and any other documentation provided to any regulatory authorities or other third parties to which Bancshares, its legal counsel and/or its officers had any dealings with in connection with the Bank, as well as any and all documentation in its or its legal counsel’s files relating to the entire transaction described in this Agreement, to the extent such documents are not protected by the attorney/client privilege between Bancshares and its legal counsel, provided, however, that Bancshares shall provide to the Bank any such documents which are necessary to secure the transfer, assignment and conveyance of the Regulatory Applications;

(g)	Bancshares shall take all other steps necessary, as may be reasonably requested by the Bank or the Founding Directors in connection with the transfer of any rights in and to the Bank to the Bank, the Founding Directors or a third party designated by the Founding Directors; and

(h)	The Bank shall promptly take all steps necessary, as may be reasonably requested by Bancshares, to discontinue the use and relinquish any right to utilize the name Bank of Florida – Tampa Bay.

Each of the parties shall bear their own expenses in complying with the terms of this Section 5 and this Section 5 shall survive the termination of this Agreement. It is understood that Bancshares shall pay any fees charged to it in connection with the assignment of the Lease or the transfer, assignment and conveyance of the Regulatory Applications, including attorneys’ fees it incurs to accomplish such assignments and transfers, but not the attorneys’ fees for the transferee or assignee to review such documents.

6. Representations of Bancshares. Bancshares represents that it has the corporate power and authority to execute and deliver this Agreement and to perform the terms hereof, including the issuance of the shares of common stock of Bancshares, the warrants described herein and the shares of Bancshares common stock issuable upon exercise of the warrants.

7. Covenants of Parties. Each of Bancshares, the Founding Directors and the Bank shall consult with each other before issuing any press release or otherwise making any public statement or making any other public disclosure regarding the terms of this Agreement and the transactions contemplated hereby, and no party shall issue any such press release or make any such statement or disclosure without the prior approval (which approval shall not be unreasonably withheld) of Bancshares, as communicated by Michael L. McMullan or Martin P. Mahan, or the Bank, as communicated by Roy N. Hellwege or Edward Kaloust. Provided, however, that the foregoing requirements shall not apply if such a disclosure is required by law, rule, regulation or other obligation pursuant to any agreement with any securities exchange or market.

Each of Bancshares, the Founding Directors and the Bank shall promptly apply for or otherwise seek, and use its best efforts to consult and cooperate with one another to obtain all approvals (legal or otherwise) required for the consummation of the transactions contemplated by this Agreement, including the opening of the Bank for business.

Each of the parties to this Agreement shall use its best efforts to cooperate with one another to ensure that the transactions contemplated by this Agreement shall be structured in a tax-free manner to each of Hillsborough, the Bank and the Founding Directors, other than with respect to the interest paid on loans made by the Founding Directors.

Within seven days of the closing of the next public equity financing Bancshares or the Bank, the Bank shall repay each and every outstanding loan or loans, evidenced by a promissory note or promissory notes (as may be amended from time to time), it has outstanding to the Founding Directors.

8. Modification and Waiver. Neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, unless agreed to in writing signed by Bancshares, Hillsborough and a majority of the Founding Directors. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

9. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue for purposes of bringing an action to enforce the terms of this Agreement shall be Hillsborough County, Florida.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

11. Assignment and Assumption. This Agreement shall not be assignable by any party without the written consent of the Founding Directors and Bancshares; provided however, that this Agreement shall be assumed by any party that acquires, by operation of law or otherwise, the stock or assets of Bancshares.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the date first written above.

BANCSHARES OF FLORIDA, INC.

By:
Michael L. McMullan President and Chief Executive Officer

FOUNDING DIRECTORS OF BANK OF FLORIDA – TAMPA BAY

Michael E. Barger

John. P. Barrett, Jr.

Bradford G. Douglas

Sam M. Gibbons

Roy N. Hellwege

H. Wingfield Hughes

Edward Kaloust

Mary Anne Reilly

L. David Shear

Robert F. Shuck

Holly B. Tomlin

SPECIFIC JOINDER

The undersigned hereby specifically consent to the provisions of Section 5(a) of this Agreement and agree to take all actions in compliance therewith.

Michael L. McMullan

Martin P. Mahan